Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports Q4 2025 revenue of $797 million, up 39% year over year
•Software & Services revenue grows 40% to $343 million
•Net income of $3 million supports non-GAAP net income of $178 million and Adjusted EBITDA of $206 million
•Company establishes 2026 outlook of 27% to 30% revenue growth and a 25.5% Adjusted EBITDA margin
•Introduces new 2028 targets of $6 billion in annual revenue and 28% Adjusted EBITDA margin
Fellow shareholders,

Axon completed another record year in pursuit of our mission to protect life. Revenue grew 33% year over year, marking our fourth consecutive year of annual growth above 30% as demand for our ecosystem continues to build. We delivered a full-year net income margin of 4.5% alongside Adjusted EBITDA margin of 25.5% and maintained a Rule of 40 metric above 55, even as we continued investing in our products and expanding our customer base. Together, we believe our 2025 results reflect disciplined execution of our strategy and are a strong foundation for our longer-term guidance.

Key operational milestones in 2025 are as follows:
•Delivered $2.8 billion in annual revenue, up 33% year over year
•Surpassed $1.3 billion in annual recurring revenue, up 35% year over year
•Generated annual bookings of $7.4 billion, up 46% year over year
•Reached total future contracted bookings of $14.4 billion, an increase of 43% year over year
•Achieved a full-year net income margin of 4.5% alongside a 25.5% Adjusted EBITDA margin
•Introduced major product expansions, including Axon Vehicle Intelligence, Axon Assistant, Axon Body Mini and Axon 911

Our momentum is accelerating as we enter 2026, supported by disciplined investment, strong product market fit and deep, trusted relationships with our customers. We expect 2026 revenue growth of 27% to 30% with an Adjusted EBITDA margin of 25.5%. Looking further ahead, we are establishing a new target for 2028 of approximately $6 billion in annual revenue and a 28% Adjusted EBITDA margin.

We recap our major product innovations, review our fourth quarter and full-year 2025 results, and outline our 2026 outlook and 2028 targets in more detail below.

2025 Product Innovation — Year In Review

Axon continues to make significant investments, both organically and through strategic acquisitions, to expand and strengthen our ecosystem and deliver differentiated technology solutions. Our approach is rooted in deep partnership with our customers, enabling us to understand the challenges they face every day and build solutions designed to address them. We are frequently first to market with new products, or we enter established categories when technology has not advanced to meet evolving customer needs. The impact of our disciplined innovation is reflected in our consistently strong net revenue retention, which reached 125% in the quarter, and is driven by our existing customers adopting new products. We believe our customer-focused, long-term approach positions Axon to deliver sustained growth and consistently achieve our financial targets.

Axon Ecosystem — Launched & Advancing

The AI Era

In 2025, we continued executing on our strategy with the AI Era Plan, embedding practical, high-impact artificial intelligence (AI) capabilities across our integrated hardware and software ecosystem. The AI Era Plan began with transcription and Draft One, which became foundational tools for reducing report-writing time and administrative burden. This year, we enhanced those capabilities through rolling improvements while bringing Brief One and Form One into broader availability and introducing Axon Assistant.

Together, these innovations represented first of their kind advancements for our customers and are part of consistent evolution we are committed to delivering as part of our AI strategy.

Axon’s differentiation in AI is grounded in deep understanding of customer needs and our ability to innovate new solutions leveraging our expertise in building purpose-built sensors, devices and software that work seamlessly together. By designing hardware and cloud workflows in tandem, we are able to deliver AI functionality that is tightly integrated into real-world operations. From automated reporting and intelligent search to translation and contextual assistance, our AI tools are designed to improve speed, accuracy and decision-making in the moments that matter most.

Axon Assistant

Axon Assistant brought a voice-activated AI companion directly into Axon body cameras — embedding AI at the frontline to help users stay focused while accelerating access to critical information. Initial capabilities focus on high-impact everyday tasks, including real-time translation across 50+ languages and voice-enabled policy chat, which delivers reliable answers to policy questions with citations. Built from the ground up to be extensible, Axon Assistant provides a powerful foundation that will continue to expand with additional skills and automation over time. We plan to announce a growing list of transformative capabilities at Axon Week coming up in April and continuing to extend our leadership in AI over the coming years.

In its first year, Axon Assistant saw strong adoption, with approximately 500 customers now live on the platform, and early examples of its real-world impact are already beginning to surface. In September, only months after Axon Assistant with live translation became available, one Axon customer, Bernalillo County Sheriff’s Office, relied on the tool to turn a high-risk traffic stop into a successful response.

Here's what they had to say after:

“Everyone talks about AI is coming — AI’s here. My vision is, you’re always using technology to supplement your personnel. And it’s really just a force multiplier. [...] That Russian translation that we put out there — saying there’s no language barrier — I think that answered questions for the world. Before, we didn’t want AI in police work. Now people are asking for more of it, because they’re seeing the advantages.”
— Sheriff John Allen, Bernalillo County Sheriff’s Office

Axon Vehicle Intelligence

In 2025, we announced and shipped our entry into the fixed automatic license plate recognition (ALPR) segment in less than one year — supporting the expansion of our real-time operations platform with Axon Vehicle Intelligence. The solution brings license plate recognition, live streaming and real-time alerts into a unified, AI-powered Axon workflow. It goes beyond traditional ALPR with deeper vehicle descriptors such as make, color and visible damage — enabling more precise identification and broader situational awareness.

Along with the entry into fixed ALPR with Axon Vehicle Intelligence, we introduced new device form factors, including Axon Outpost and Axon Lightpost, and enhanced deployment flexibility through “Works With Axon,” our certified third-party camera program — giving customers greater choice while maintaining seamless integration into Axon’s broader ecosystem. Our emergence in this growing category has just begun. Key feature enhancements are expected to ship in the first half of 2026, with deployments expected to scale later this year and beyond.

As public dialogue around this technology continues to evolve, we are focused on building tools that protect life and reflect the responsibility our customers expect from us. Our approach is guided by our Responsible Innovation Framework, which we believe is a meaningful competitive differentiator, and has been built through decades of partnership with our public safety customers and the communities they protect. It is human centric by design and embeds responsible data management, robust usage controls and transparent governance directly into our products so agencies retain control and communities see technology used in ways that align with their expectations. We believe our thoughtful design and responsible deployment are critical differentiators that further position us as a trusted partner and leader in delivering innovation to the field — and customers are voting with their dollars. Key accounts are moving to Axon from competitors — and they're telling us it's because of our unwavering commitment to privacy, transparency, and integrity. That's not just good ethics — it's a competitive superpower.

Axon Ecosystem — Announced & Coming Soon

Axon Body Mini

Announced in 2025 and expected to begin shipping in mid-2026, Axon Body Mini expands our enterprise product suite with a compact, durable body-worn camera purpose-built for commercial environments. It brings Axon’s ecosystem — including two-way voice, live streaming, automated alerts, MetaCoach and Axon Assistant — to industries such as retail, healthcare and logistics.

We believe this product marks an important development in our broader enterprise growth strategy, with the opportunity to become a leading connected, AI-powered endpoint behind future enterprise operations workflows. Alongside Fusus, Axon Evidence, counter-drone solutions and AI features, Axon Body Mini enables us to bring integrated safety, security and operational workflows to a wider range of organizations. Many of the challenges faced by enterprise customers — documentation, training, real-time awareness and coordination — closely mirror those in public safety, and our purpose-built platform is uniquely positioned to address them.

Axon 911

Axon 911 extends our ecosystem to the first moment a call for help is made — enabling earlier activation of data, intelligence and connected sensors within our network. By modernizing 911 call handling with AI-enabled communications, we can help agencies begin coordinating response with greater speed and clarity from the initial interaction. We see a major opportunity to drive better outcomes for our customers as we modernize and remove friction from legacy systems, supporting faster, more informed response with capabilities such as precise location, real-time transcription and translation, automated summaries and keyword alerts.

Our acquisitions of Prepared, which closed late last year, and Carbyne, which closed in the first quarter of 2026, are driving Axon’s extension into this new product category and reflect our long-standing strategy of pairing deep organic investment with targeted acquisitions to accelerate innovation, attract exceptional talent and broaden our capabilities. Through our integrated product offerings and the AI Era Plan initiatives, we expect to begin delivering expanded 911 capabilities to customers this year. We have already shipped our first major integration connecting Axon 911 and Axon Fusus, advancing our vision of a seamless, AI-enabled response network.

“Here's my conviction: nobody should be more aggressive or more thoughtful on AI than Axon. If we get that balance right, we won't just be a vendor, we'll be the partner our customers can't imagine operating without. That's when the real flywheel kicks in: deeper relationships, expanded footprints, and increasingly mission-critical problems landing on our doorstep."
— Rick Smith, Axon Founder and CEO
Q4 2025 Summary Results
Quarterly revenue of $797 million grew 39% year over year, exceeding our expectations, driven by premium software adoption, TASER 10, Axon Body 4 and counter-drone equipment.
Total company gross margin of 57.9% decreased 220 basis points year over year. Excluding non-GAAP adjustments, adjusted gross margin of 61.1% decreased 210 basis points year over year. The decrease in total company gross margin and adjusted gross margin is primarily due to global tariffs and increased Platform Solutions product mix within Connected Devices, partially offset by growth in Software & Services.
Operating loss of $50 million was primarily driven by increased headcount to support business growth and stock-based compensation expense.
•COGS of $335 million, or 42.1% of revenue, included $16 million in stock-based compensation expense.
•SG&A expense of $317 million, or 39.8% of revenue, included $124 million in stock-based compensation expense.
•R&D expense of $194 million, or 24.4% of revenue, included $69 million in stock-based compensation expense.
Net income of $3 million (0.3% net income margin), or $0.03 per diluted share, decreased from $135 million (23.5% net income margin), primarily due to operating losses and strategic investment activity. Non-GAAP net income of $178 million (22.3% non-GAAP net income margin), or $2.15 per diluted share, increased from $168 million (29.3% non-GAAP net income margin), driven by higher revenue.
Adjusted EBITDA of $206 million (25.9% Adjusted EBITDA margin) increased 46% year over year, primarily driven by higher revenue, partially offset by continued investment in R&D.
Operating cash flow of $217 million decreased from $250 million in the prior year, primarily driven by receivables timing and inventory investments. Operating cash flow supported free cash flow of $155 million.

As of December 31, 2025, Axon had $1.7 billion in cash, cash equivalents and short-term investments and outstanding convertible and senior notes with a principal amount of $1.8 billion, resulting in a net debt position of $112 million down $469 million sequentially, primarily driven by acquisitions.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.

Financial commentary by segment
Software & Services

	THREE MONTHS ENDED			CHANGE
	31 DEC 2025	30 SEP 2025	31 DEC 2024	QoQ	YoY
	(in thousands)
Revenue	$342,515	$305,242	$244,940	12.2%	39.8%
Gross margin	72.9%	73.8%	74.6%	(90) bp	(170) bp
Adjusted gross margin	76.7%	76.8%	78.0%	(10) bp	(130) bp
•Software & Services revenue grew 40% year over year, primarily driven by new users and increased adoption of premium software offerings by existing customers.
•Software & Services gross margin of 72.9% decreased from 74.6% year over year. Excluding non-GAAP adjustments, Software & Services adjusted gross margin of 76.7% decreased from 78.0% year over year, primarily driven by mix. The sequential decline in adjusted gross margin was primarily driven by higher mix from professional services due to Fleet and software implementations. Software-only gross margin continued to exceed 80%.
Connected Devices

	THREE MONTHS ENDED			CHANGE
	31 DEC 2025	30 SEP 2025	31 DEC 2024	QoQ		YoY
	(in thousands)
Revenue	$454,209	$405,399	$330,205	12.0%		37.6%
Gross margin	46.6%	49.9%	49.4%	(330)	bp	(280)	bp
Adjusted gross margin	49.3%	52.1%	52.2%	(280)	bp	(290)	bp
•Connected Devices revenue grew 38% year over year, primarily driven by strong demand for TASER 10, Axon Body 4, counter-drone solutions, virtual reality training and fleet systems.
•Connected Devices gross margin of 46.6% decreased from 49.4% year over year. Excluding non-GAAP adjustments, Connected Devices adjusted gross margin of 49.3% decreased from 52.2% year over year, primarily driven by product mix and global tariffs.
Forward-Looking Operating Metrics

	31 DEC 2025	30 SEP 2025	30 JUN 2025	31 MAR 2025	31 DEC 2024

Annual recurring revenue ($ millions) (1)	$1,347	$1,252	$1,183	$1,104	$1001
Net revenue retention (1)	125%	124%	124%	123%	123%
Future contracted bookings ($ billions) (1)	$14.4	$11.4	$10.7	$9.9	$10.1
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 35% year over year to $1.3 billion. Growth in annual recurring revenue was primarily driven by adoption of premium offerings and new users of our cloud products.
•Net revenue retention accelerated to 125% in the quarter, reflecting our ability to deliver additional value to customers over time with de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans that include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.

•Future contracted bookings grew 43% year over year to $14.4 billion. This operational metric tracks total unfulfilled contracted bookings for products and services, including remaining performance obligations as well as contracts with certain termination or other clauses that are not otherwise included in remaining performance obligations. We expect to fulfill between 20% and 25% of this balance over the next 12 months and generally expect the remainder to be fulfilled over the following ten years.
Outlook & Target Model
The following forward-looking statements reflect Axon’s expectations as of February 24, 2026 and are subject to risks and uncertainties. Please refer to “Forward-Looking Statements” below for additional information.

Full Year 2026 Guidance
•Revenue growth of 27% to 30% year over year
•Adjusted EBITDA margin of 25.5%
•Stock-based compensation expense of $590 million to $620 million
•Capital expenditures in the range of $185 million to $215 million

Full-year 2026 stock-based compensation expense includes approximately $230 million related to the broad-based Employee XSP and the CEO Performance Award, primarily within SG&A and R&D. These performance-based incentive programs are tied to stock price, operational, and time-based requirements, and include seven substantially equal tranches.

2026 capital expenditure plans include long-term R&D investment projects, continued capacity expansion, global facility build-outs and new product development costs. Expected capital expenditures do not include costs related to investments in a new headquarters.

2028 Target Model
Axon has established a new 2028 target model to guide our focus as we create meaningful value for society and our shareholders. We exceeded our prior 3-year targets of $2 billion in annual revenue and a 25% Adjusted EBITDA margin for 2025, delivering $2.8 billion in revenue at a 25.5% adjusted EBITDA margin and now we're providing an updated forecast. The strength in our business including an expanded product portfolio across hardware, software and AI, strong future contracted bookings, and deep customer relationships reinforces our confidence in our ability to deliver sustained, robust performance in the years ahead.
Looking forward to 2028, we intend to:
•Achieve $6 billion in annual revenue
•Deliver Adjusted EBITDA margins of approximately 28%
•Generate strong cash flow with Adjusted Free Cash Flow conversion of 60% of Adjusted EBITDA
•Limit annual dilution from stock-based compensation to less than 2.5%

We provide Adjusted EBITDA and Adjusted EBITDA margin guidance, rather than net income and net income margin guidance, due to the inherent difficulty of forecasting certain expenses and gains, such as income tax expense and gains or losses on marketable securities and strategic investments. We are unable to reasonably estimate their potential impact, which could be material. Accordingly, we do not provide a reconciliation of projected net income and net income margin to projected Adjusted EBITDA and Adjusted EBITDA margin, respectively.

We provide an Adjusted Free Cash Flow target, rather than a cash flow from operating activities target, to provide additional transparency into conversion inclusive of expected capital expenditures and sources or uses of cash that are consistent with our core operations. Accordingly, because of inherent challenges associated with predicting capital expenditures and other cash activities that may not be core to our operations in the future, we do not provide a reconciliation of projected cash flow from operating activities to projected Adjusted Free Cash Flow.

Quarterly conference call and webcast
We will host our Q4 2025 earnings conference call webinar on Tuesday, February 24 at 1:30 p.m. PT / 4:30 p.m. ET

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/j/91352444721
Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments—meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Future contracted bookings: This operational metric tracks our total unfulfilled contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses that exclude them from remaining performance obligations. Total future contracted bookings for products and services represent total orders that the Company has received and not yet performed. Beginning in Q3 2025, we have updated future contracted bookings to include cumulative gross bookings, including amounts associated with third-party agent arrangements, where we may only recognize the net portion expected to be paid on behalf of our customers as revenue. The impact of this change in historical periods was determined to be immaterial, so amounts have not been recast. The amounts associated with third party agent arrangements not recognized will be eliminated from future contracted bookings upon fulfillment. This operational metric is subject to change based on future events, including terminations for convenience, the execution of optional periods or other contract modifications or cancellations. This operational metric may be unique to the Company, as it may be different from similarly titled operational metrics used by other companies. As such, the presentation of this operational metric may not enhance the comparability of the Company’s results to the results of other companies.

Bookings: This operational metric represents total products and services orders the Company received during the period, including customer contracts with certain termination or cancellation clauses, optional periods, or other clauses. Bookings include customer orders associated with third-party agent arrangements.

Supplementary Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.

•EBITDA (most comparable GAAP measure: net income) – Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•Adjusted EBITDA (most comparable GAAP measure: Net income) – Earnings before interest expense; investment interest income; income taxes; depreciation; amortization; noncash stock-based compensation expense; fair value adjustments related to strategic investments, marketable securities, and mark-to-market on our non-qualified deferred compensation liabilities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; non-recurring severance costs, including employee cash payments, equity, and related benefits; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; payroll taxes related to Employee XSP vesting and 2018 CEO Performance Award option exercises; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; losses incurred as a result of the disposal, abandonment, and impairment of property, equipment and intangible assets; and inventory step-up amortization related to acquisitions.

•Adjusted EBITDA margin (most comparable GAAP measure: net income margin) – Adjusted EBITDA as a percentage of net sales.

•Adjusted gross margin (most comparable GAAP measure: Gross margin) – Gross margin before noncash stock-based compensation expense; amortization of acquired intangible assets; non-recurring severance costs, including employee cash payments, equity, and related benefits; payroll taxes related to Employee XSP vesting; and inventory step-up amortization related to acquisitions.

•Non-GAAP net income (most comparable GAAP measure: net income) – Net income excluding the costs of noncash stock-based compensation expense; fair value adjustments related to strategic investments and marketable securities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; non-recurring severance costs, including employee cash payments, equity, and related benefits; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; payroll taxes related to Employee XSP vesting and 2018 CEO Performance Award option exercises; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; and inventory step-up amortization related to acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•Non-GAAP diluted earnings per share (most comparable GAAP measure: earnings per share) – Measure of Company's non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.

•Free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

•Adjusted free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.

◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.
About Axon
Axon (Nasdaq: AXON) is the global leader in public safety technology, relentlessly innovating to protect more lives in more places. Founder-led since 1993, Axon began with a mission to reimagine conflict in law enforcement and has grown into a global company serving everyone who takes on the responsibility of public safety, enterprise security, and national security — from first responders and governments to companies, frontline workers, and communities. Our trusted network connects TASER energy devices, cameras and sensors including body-worn, fixed and in-car cameras, drones and robotics, digital evidence and records management, real-time operations, immersive training, productivity tools, and AI-driven capabilities and insights. Designed to work seamlessly together, these solutions create a connected picture of safety that helps protect people and places with greater speed, clarity, and accountability.
Non-Axon trademarks are property of their respective owners.
Axon, Axon Assistant, Axon AI, Axon Body, Axon Ecosystem, Axon Fusus, Axon Lightpost, Axon Outpost, Axon Vehicle Intelligence, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; the timing of product shipment and delivery; strategies and trends, including the amounts and benefits of R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2026 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Free Cash Flow and capital expenditures, and 2028 targets; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2024 and the soon-to-be-filed Annual Report on Form 10-K for the year ended December 31, 2025. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security or an extended outage, including by our third-party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; our ability to remediate the material weakness in our internal controls; and counterparty risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them under the heading “Risk Factors” in our Annual and Quarterly Reports, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s website at www.sec.gov.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Net sales from products	$454,209	$405,399	$330,205	$1,576,864	$1,221,292
Net sales from services	342,515	305,242	244,940	1,202,672	861,234
Net sales	796,724	710,641	575,145	2,779,536	2,082,526
Cost of product sales	242,442	203,173	167,182	809,303	618,136
Cost of service sales	92,987	80,120	62,114	312,108	223,010
Cost of sales	335,429	283,293	229,296	1,121,411	841,146
Gross margin	461,295	427,348	345,849	1,658,125	1,241,380
Operating expenses:
Selling, general and administrative	317,369	252,803	227,019	1,035,893	741,247
Research and development	194,044	176,674	134,585	684,308	441,593
Total operating expenses	511,413	429,477	361,604	1,720,201	1,182,840
Income (loss) from operations	(50,118)	(2,129)	(15,755)	(62,076)	58,540
Interest income	17,633	23,941	7,286	75,431	43,693
Interest expense	(28,819)	(28,912)	(1,825)	(94,238)	(7,098)
Other income (loss), net	(4,933)	22,803	94,859	99,857	286,369
Income (loss) before provision for income taxes	(66,237)	15,703	84,565	18,974	381,504
Provision for (benefit from) income taxes	(68,982)	17,889	(50,619)	(105,682)	4,470
Net income (loss)	$2,745	$(2,186)	$135,184	$124,656	$377,034
Net income (loss) per common and common equivalent shares:
Basic	$0.03	$(0.03)	$1.77	$1.60	$4.98
Diluted	$0.03	$(0.03)	$1.67	$1.51	$4.80
Weighted average number of common and common equivalent shares outstanding:
Basic	78,994	78,416	76,360	78,081	75,748
Diluted	82,818	78,416	81,091	82,370	78,558

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 DEC 2025			30 SEP 2025			31 DEC 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$264,204	$—	$264,204	$237,950	$—	$237,950	$200,382	$—	$200,382
Personal Sensors (2)	109,134	—	109,134	106,677	—	106,677	85,165	—	85,165
Platform Solutions (3)	80,871	—	80,871	60,772	—	60,772	44,658	—	44,658
Software and Services	—	342,515	342,515	—	305,242	305,242	—	244,940	244,940
Total	$454,209	$342,515	$796,724	$405,399	$305,242	$710,641	$330,205	$244,940	$575,145
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes fleet in-car video, interview room, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

	TWELVE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025			31 DEC 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$913,883	$—	$913,883	$750,141	$—	$750,141
Personal Sensors (2)	397,035	—	397,035	316,938	—	316,938
Platform Solutions (3)	265,946	—	265,946	154,213	—	154,213
Software and Services	—	1,202,672	1,202,672	—	861,234	861,234
Total	$1,576,864	$1,202,672	$2,779,536	$1,221,292	$861,234	$2,082,526
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes fleet in-car video, interview room, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

SALES BY GEOGRAPHY
(in thousands)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	31 DEC 2025		30 SEP 2025		31 DEC 2024
United States	$644,317	81%	$593,939	84%	$476,419	83%
Other countries	152,407	19	116,702	16	98,726	17
Total	$796,724	100%	$710,641	100%	$575,145	100%

	TWELVE MONTHS ENDED		TWELVE MONTHS ENDED
	31 DEC 2025		31 DEC 2024
United States	$2,305,012	83%	$1,775,194	85%
Other countries	474,524	17	307,332	15
Total	$2,779,536	100%	$2,082,526	100%

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
EBITDA and Adjusted EBITDA:
Net income (loss)	$2,745	$(2,186)	$135,184	$124,656	$377,034
Depreciation and amortization	26,960	21,310	17,489	86,789	56,815
Interest expense	28,819	28,912	1,825	94,238	7,098
Investment interest income	(17,633)	(23,941)	(7,286)	(75,431)	(43,693)
Provision for (benefit from) income taxes	(68,982)	17,889	(50,619)	(105,682)	4,470
EBITDA	$(28,091)	$41,984	$96,593	$124,570	$401,724

Non-GAAP adjustments:
Stock-based compensation expense	$184,516	$146,152	$130,888	$610,151	$382,604
Unrealized and realized (gains) on investments and marketable securities, net	(2,645)	(21,820)	(39,432)	(134,658)	(189,277)
Realized (gains) on previously held minority interests acquired in business combinations, net	(2,193)	—	(51,627)	(2,193)	(93,940)
Debt inducement expense	10,202	—	—	38,868	—
Severance costs (1)	31,816	—	—	31,816	—
Transaction costs related to strategic investments and acquisitions	5,857	4,774	2,104	15,588	15,249
Payroll taxes related to Employee XSP vesting and 2018 CEO Performance Award option exercises	4,986	—	918	14,768	2,645
Litigation and regulatory costs	1,266	5,490	1,537	9,579	1,761
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	629	430	—	1,059	—
Inventory step-up amortization	—	—	609	607	609
Adjusted EBITDA	$206,343	$177,010	$141,590	$710,155	$521,375
Net income (loss) as a percentage of net sales	0.3%	(0.3)%	23.5%	4.5%	18.1%
Adjusted EBITDA as a percentage of net sales	25.9%	24.9%	24.6%	25.5%	25.0%

Stock-based compensation expense:
Cost of product and service sales	$15,906	$12,703	$11,854	$54,057	$60,089
Selling, general and administrative expenses	123,756	75,072	73,525	342,362	190,561
Research and development expenses	68,934	58,377	45,509	237,812	131,954
Total stock-based compensation expense	208,596	146,152	130,888	634,231	382,604
Severance costs (2)	24,080	—	—	24,080	—
Total stock-based compensation expense, excluding non-recurring severance costs	$184,516	$146,152	$130,888	$610,151	$382,604
____________________________________________________________________________________
(1)For the three and twelve months ended December 31, 2025, non-recurring severance costs of $31.8 million consisted of stock-based compensation, cash payments and employee benefits.

(2)For the three and twelve months ended December 31, 2025, stock-based compensation expense includes $24.1 million of non-recurring severance costs. The majority of these costs were recorded in selling, general and administrative expenses.

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Non-GAAP net income:
GAAP net income (loss)	$2,745	$(2,186)	$135,184	$124,656	$377,034
Non-GAAP adjustments:
Stock-based compensation expense	184,516	146,152	130,888	610,151	382,604
Unrealized and realized (gain) loss on strategic investments and marketable securities, net	(3,129)	(22,893)	(39,432)	(137,776)	(189,277)
Realized (gains) on previously held minority interests acquired in business combinations, net	(2,193)	—	(51,627)	(2,193)	(93,940)
Debt inducement expense	10,202	—	—	38,868	—
Severance costs (1)	31,816	—	—	31,816	—
Transaction costs related to strategic investments and acquisitions	5,857	4,774	2,104	15,588	15,249
Payroll taxes related to Employee XSP vesting and 2018 CEO Performance Award option exercises	4,986	—	918	14,768	2,645
Litigation and regulatory costs	1,266	5,490	1,537	9,579	1,761
Inventory step-up amortization	—	—	609	607	609
Income tax effects	(58,310)	(33,771)	(11,897)	(142,072)	(30,410)
Non-GAAP net income	$177,756	$97,566	$168,284	$563,992	$466,275
Non-GAAP net income as a percentage of net sales	22.3%	13.7%	29.3%	20.3%	22.4%

Diluted income per common share
GAAP	$0.03	$(0.03)	$1.67	$1.51	$4.80
Non-GAAP	$2.15	$1.17	$2.08	$6.85	$5.94

Weighted average number of diluted common and common equivalent shares outstanding	82,818	83,045	81,091	82,370	78,558
____________________________________________________________________________________
(1)For the three and twelve months ended December 31, 2025, non-recurring severance costs of $31.8 million consisted of stock-based compensation, cash payments and employee benefits.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Net sales	$796,724	$710,641	$575,145	$2,779,536	$2,082,526
Cost of sales	335,429	283,293	229,296	1,121,411	841,146
Gross margin	461,295	427,348	345,849	1,658,125	1,241,380
Stock-based compensation expense	15,066	12,703	11,854	53,217	60,089
Amortization of acquired intangible assets	7,515	5,399	5,071	23,063	13,369
Severance costs	2,007	—	—	2,007	—
Payroll taxes related to Employee XSP vesting	586	—	—	2,074	—
Inventory step-up amortization	—	—	609	607	609
Adjusted gross margin	$486,469	$445,450	$363,383	$1,739,093	$1,315,447
Gross margin	57.9%	60.1%	60.1%	59.7%	59.6%
Adjusted gross margin	61.1%	62.7%	63.2%	62.6%	63.2%
Connected Devices

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Net sales	$454,209	$405,399	$330,205	$1,576,864	$1,221,292
Cost of sales	242,442	203,173	167,182	809,303	618,136
Gross margin	211,767	202,226	163,023	767,561	603,156
Stock-based compensation expense	8,655	7,584	7,521	31,298	47,953
Amortization of acquired intangible assets	1,455	1,318	1,260	5,443	2,318
Severance costs	1,724	—	—	1,724	—
Payroll taxes related to Employee XSP vesting	299	—	—	933	—
Inventory step-up amortization	—	—	609	607	609
Adjusted gross margin	$223,900	$211,128	$172,413	$807,566	$654,036
Gross margin	46.6%	49.9%	49.4%	48.7%	49.4%
Adjusted gross margin	49.3%	52.1%	52.2%	51.2%	53.6%

Software and Services

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Net sales	$342,515	$305,242	$244,940	$1,202,672	$861,234
Cost of sales	92,987	80,120	62,114	312,108	223,010
Gross margin	249,528	225,122	182,826	890,564	638,224
Stock-based compensation expense	6,411	5,119	4,333	21,919	12,136
Amortization of acquired intangible assets	6,060	4,081	3,811	17,620	11,051
Payroll taxes related to Employee XSP vesting	287	—	—	1,141	—
Severance costs	283	—	—	283	—
Adjusted gross margin	$262,569	$234,322	$190,970	$931,527	$661,411
Gross margin	72.9%	73.8%	74.6%	74.0%	74.1%
Adjusted gross margin	76.7%	76.8%	78.0%	77.5%	76.8%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	31 DEC 2025	31 DEC 2024
ASSETS
Current Assets:
Cash and cash equivalents	$1,201,147	$454,844
Short-term investments	505,417	333,235
Marketable securities	27,213	198,270
Accounts and notes receivable, net of allowance	777,486	547,572
Contract assets, net	582,630	367,929
Inventory	341,811	265,316
Prepaid expenses and other current assets	277,348	130,315
Total current assets	3,713,052	2,297,481

Property and equipment, net	330,979	247,324
Deferred tax assets, net	359,803	304,282
Intangible assets, net	196,972	175,157
Goodwill	1,370,189	756,838
Long-term notes receivable, net	6,066	3,460
Long-term contract assets, net	178,249	119,876
Strategic investments	416,833	332,550
Other long-term assets	428,170	237,620
Total assets	$7,000,313	$4,474,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$139,086	$71,955
Accrued liabilities	510,538	279,193
Current portion of deferred revenue	714,708	612,955
Current portion of notes payable, net	80,552	680,289
Customer deposits	16,156	20,626
Other current liabilities	9,107	12,857
Total current liabilities	1,470,147	1,677,875

Deferred revenue, net of current portion	359,902	360,685
Liability for unrecognized tax benefits	24,376	25,007
Long-term deferred compensation	23,675	15,877
Long-term lease liabilities	98,942	41,383
Long-term notes payable, net	1,730,170	—
Other long-term liabilities	50,443	26,096
Total liabilities	3,757,655	2,146,923

Stockholders’ Equity:
Common stock	1	1
Additional paid-in capital	2,475,035	1,689,781
Treasury stock	(157,242)	(155,947)
Retained earnings	936,670	812,014
Accumulated other comprehensive loss	(11,806)	(18,184)
Total stockholders’ equity	3,242,658	2,327,665
Total liabilities and stockholders’ equity	$7,000,313	$4,474,588

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Cash flows from operating activities:
Net income	$2,745	$(2,186)	$135,184	$124,656	$377,034
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	208,596	146,152	130,888	634,231	382,604
(Gain) loss on strategic investments and marketable securities, net	(5,322)	(22,893)	(91,059)	(139,969)	(283,217)
Debt inducement expense	10,284	(82)	—	38,868	—
Depreciation and amortization	26,945	19,606	17,680	83,161	48,425
Provision for bad debts and inventory	2,520	2,574	6,249	11,348	20,073
Deferred income taxes	(28,983)	16,369	(58,035)	(82,679)	(85,096)
Other noncash items	7,537	(3,348)	7,994	23,467	21,177
Change in assets and liabilities:
Receivables and contract assets	(139,507)	(153,220)	(19,083)	(505,560)	(245,842)
Inventory	(23,774)	(10,079)	12,236	(81,951)	607
Deferred revenue	61,920	72,699	98,921	83,476	155,641
Accounts payable, accrued and other liabilities	242,155	23,555	44,276	286,885	54,519
Prepaid expenses and other assets	(147,881)	(29,133)	(35,085)	(264,594)	(37,613)
Net cash provided by operating activities	217,235	60,014	250,166	211,339	408,312
Cash flows from investing activities:
Purchases of investments	(30,566)	(251,876)	(178,005)	(2,076,304)	(793,419)
Business combinations, net of cash acquired	(624,066)	(19,000)	(384,021)	(646,875)	(621,817)
Proceeds from call, maturity, and sale of investments	490,000	887,902	145,068	2,134,556	1,003,394
Purchases of property and equipment	(61,808)	(26,635)	(24,801)	(136,258)	(78,785)
Other, net	—	(132)	20	(49)	54
Net cash provided by (used in) investing activities	(226,440)	590,259	(441,739)	(724,930)	(490,573)
Cash flows from financing activities:
Net proceeds from equity offering	127,313	178,281	—	489,554	—
Proceeds from issuance of notes	—	—	—	1,750,000	—
Proceeds from options exercised	—	—	4,859	—	14,576
Principal payments for conversion of convertible debt	(201,418)	(19)	—	(608,890)	—
Payments to third parties for debt issuance, amendment and repurchase activity	(106)	(2,153)	—	(26,994)	—
Income and payroll tax payments for net-settled stock awards	(141,350)	(16,796)	(35,853)	(350,981)	(58,178)
Other, net	2	(150)	(1,835)	(224)	(1,835)
Net cash provided by (used in) financing activities	(215,559)	159,163	(32,829)	1,252,465	(45,437)
Effect of exchange rate changes on cash and cash equivalents	2,015	(756)	(6,284)	7,756	(6,209)
Net increase (decrease) in cash and cash equivalents	(222,749)	808,680	(230,686)	746,630	(133,907)
Cash and cash equivalents and restricted cash, beginning of period	1,436,142	627,462	697,449	466,763	600,670
Cash and cash equivalents and restricted cash, end of period	$1,213,393	$1,436,142	$466,763	$1,213,393	$466,763

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2025	30 SEP 2025	31 DEC 2024	31 DEC 2025	31 DEC 2024
Net cash provided by operating activities	$217,235	$60,014	$250,166	$211,339	$408,312
Purchases of property and equipment	(61,808)	(26,635)	(24,801)	(136,258)	(78,785)
Free cash flow, a non-GAAP measure	155,427	33,379	225,365	75,081	329,527
Bond premium amortization	1,287	2,902	1,233	8,738	12,186
Net campus investment	296	355	218	1,820	2,591
Adjusted free cash flow, a non-GAAP measure	$157,010	$36,636	$226,816	$85,639	$344,304

AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	31 DEC 2025	31 DEC 2024
Cash and cash equivalents	$1,201,147	$454,844
Restricted cash	12,246	11,919
Short-term investments	505,417	333,235
Cash, cash equivalents, restricted cash and investments, net	1,718,810	799,998
Current portion of notes payable, principal amount	(81,110)	(690,000)
Long-term notes payable, principal amount	(1,750,000)	—
Total cash, cash equivalents, restricted cash and investments, net of notes payable	$(112,300)	$109,998